Exhibit (d)(4)

September 17, 2009

Mr. Shinzo Maeda
President & Chief Executive Officer
Shiseido Company, Limited
7-5-5 Ginza
Chuo-ku, Tokyo 1040061
Japan

CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

In connection with your possible interest in Bare Escentuals, Inc. (“we,” “us” or the “Company”), including a potential transaction (“Transaction”) involving you and the Company (the “parties” to this Agreement), each party has requested that the other party or its representatives furnish the party or its representatives with certain non-public, confidential or proprietary information relating to the other party, its affiliates, its subsidiaries or the Transaction. All information (whether written or oral) furnished (whether before or after the date hereof) by each party or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “Representatives”) to the other party or its Representatives and all analyses, compilations, forecasts, studies or other documents prepared by each party or its Representatives which contain, are based on, or otherwise reflect any such information on its or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the “Information.” For the avoidance of doubt, the definition of Information also includes all of the information referenced in Paragraph 2 herein. The term Information provided by each party will not, however, include information which (i) is already in the other party’s possession, provided that such information is not known by the other party (after due inquiry) to be subject to another confidentiality agreement with or other obligation of secrecy to the party, (ii) is or becomes publicly available other than as a result of a disclosure by the other party or its Representatives in violation of this letter agreement or other obligation of confidentiality to the party or (iii) is or becomes available to the other party on a nonconfidential basis from a source (other than the party or its Representatives) not known by the other party (after due inquiry) to be prohibited from disclosing such information to the other party by contractual obligation to the party.

Accordingly, each party hereby agrees that:

1. Each party (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other party’s prior written consent, disclose any Information in any manner whatsoever, in whole or in part, and (ii) will not use any Information other than in connection with the Transaction (including financing); provided, however, that each party may disclose the Information or portions thereof to its Representatives (a) who need to know the Information for the purpose of evaluating or consummating the Transaction (including financing), (b) who are informed by the party of the confidential nature of the Information and (c) whom the party directs to comply with the confidentiality obligations of this letter agreement. For avoidance of doubt, paragraphs 6 and 7 shall not apply to Representatives of each party other than such party’s directors, officers, employees and affiliates. Each party will be responsible for any actions by its Representatives (including, without limitation, any Representatives who subsequent to the date hereof become its former Representatives) which would constitute a breach of this letter agreement.

2. Each party will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other party’s prior written consent, disclose to any person other than its Representatives in accordance with paragraph 1 above the fact that the Information exists or has been made available to such party or its Representatives, that you are considering the Transaction involving the Company, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement. The

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September 17, 2009

term “person” as used in this letter agreement will be interpreted broadly to include any corporation, company, group, partnership or other entity or individual.

3. In the event that either party is requested pursuant to, or required by, applicable law, regulation, legal process, regulatory authority or any other entity that has jurisdiction over the party or its Representative’s activities to disclose any of the Information, the party will, to the extent permissible, provide written notice to the other party promptly after such request and prior to responding so that the other party may seek an appropriate protective order or other appropriate remedy or, in the other party’s sole discretion, waive compliance with the terms of this letter agreement (and if the other party seeks such an order or other remedy, the party will provide such cooperation as the other party shall reasonably request). In the event that no such protective order or other remedy is obtained or the other party waives compliance with the terms of this letter agreement and that the party is or any of its Representatives is nonetheless legally compelled to disclose such Information, the party or its Representatives, as the case may be, may furnish only that portion of the Information which the party is advised by its counsel is legally required or is practically required in order to keep smooth relationship with the competent administrative agencies and, to the extent permissible, will give the other party written notice of the Information to be disclosed and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If either party determines not to proceed with the Transaction with the other party, the party will promptly inform the other party (in the case that you determine not to proceed with the Transaction, you will promptly inform Goldman, Sachs & Co. (“GS”)) of that decision. In that case or at any other time upon the request of the other party or any of its Representatives, the party shall (and the party shall direct its Representatives to) (i) promptly destroy or deliver to the other party all Information provided to the party or its Representatives and (ii) not retain any copies, extracts or other reproductions in whole or in part of such material. Upon request, the party will confirm for the other party in writing that all such material has been so redelivered or destroyed. Notwithstanding the delivery or destruction of the materials required by this paragraph, unless otherwise provided for in this letter agreement, all duties and obligations existing under this letter agreement (including with respect to any oral Information) will remain in full force and effect for a period of two years from the date hereof. Notwithstanding the foregoing, nothing in this letter shall in any way prohibit or restrict either party or its Representatives from complying with its regulatory recordkeeping requirements.

5. You acknowledge that neither we nor any of our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be contained therein. For purposes of this letter agreement, a “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid.

6. Each party agrees that, for a period of two years from the date of this letter agreement, the party will not, and the party will cause its affiliates not to, without the prior written consent of the other party, directly or indirectly, solicit for employment or hire (or cause or seek to cause to leave the employ of the other party) any employee of the other party of whom the party became aware as a result of its review of the Information or the Transaction; provided, however, that nothing in this letter agreement shall be deemed to prohibit any general solicitation for employment not specifically directed at employees of the other party. Each party also agrees that until two years from the date of this letter agreement, the party will not, and the party will cause its affiliates not to, without the prior written consent of the other party, initiate or maintain contact (except in the

Shiseido Company, Limited
September 17, 2009

ordinary course of business) with any officer, director, employee, independent contractor, supplier, distributor, broker or customer of the other party regarding the other party, the Transaction or the Information.

7. You agree that, for a period of two years following the date hereof (the “Standstill Period”), you will not, and you will cause your affiliates not to, directly or indirectly, without the prior written consent of the Board of Directors of the Company, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities or assets (other than purchases of products in the ordinary course of business), (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. You further agree that during the Standstill Period you will not, and you will cause your affiliates not to, directly or indirectly, without the prior written consent of the Board of Directors of the Company, (a) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (b) take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. Notwithstanding the foregoing or anything to the contrary contained in this letter agreement, the Standstill Period shall expire immediately if a third party announces or initiates a tender offer bid for the shares in the Company; provided, however, that you shall not have solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any person or group in connection with any such tender offer.

8. You acknowledge and agree that you are aware, and that you will advise your Representatives who are informed of any of the Information referred to in this letter agreement, of the restrictions imposed by applicable securities laws restricting trading in securities while in possession of material non-public information received from the issuer of such securities and on communication of such information when it is reasonably foreseeable that the recipient is likely to trade such securities in reliance on such information.

9. You agree that all communications regarding the Transaction, including requests for additional information, will be first submitted or directed to GS and not to the Company. You acknowledge and agree that we and our Representatives reserve the right, in our sole discretion, to reject any and all proposals made by you or any of your Representatives with respect to the Transaction and to terminate discussions and negotiations with you at any time and for any reason. Moreover, unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives (nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Exchange Act) will have any liability to you with respect to the Transaction or any obligation of any kind whatsoever with respect to a Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

10. Each party agrees to indemnify the other party against any and all losses, damages, claims or expenses incurred or suffered by the other party as a result of any breach of the provisions of this letter agreement by the party or its Representatives. Each party understands and acknowledges that any disclosure or misappropriation of any of the Information in violation of this letter agreement may cause the other party irreparable harm, the amount of which may be difficult to ascertain. Each party agrees that the other party shall be entitled to equitable relief, including injunction, in the event of the party’s breach (either actual or

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September 17, 2009

threatened) of this letter agreement (without necessity of posting any bond or other security or proving special damages) and that the party shall not oppose the granting of such relief.

11. Each party agrees that no failure or delay by the other party or any of its Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

12. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of that State and executed in and to be performed entirely within that State. Each party hereby (i) submits to the non-exclusive jurisdiction of any Delaware State or Federal court sitting in Wilmington with respect to all actions and proceedings arising out of, or relating to, this letter agreement, (ii) agrees that all claims with respect to any such action or proceeding may be heard and determined in such Delaware State or Federal court, (iii) waives the defense of an inconvenient forum, (iv) consents to service of process upon the party by mailing or delivering such service to the party’s address set forth on the first page hereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13. This letter agreement contains the entire agreement between you and us concerning the subject matter hereof, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of the other party, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby.

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Shiseido Company, Limited
September 17, 2009

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

BARE ESCENTUALS, INC.

By:
/s/  Myles McCormick
Name: Myles McCormick

Title: CFO & COO

Accepted and agreed to
as of the date first written above:

SHISEIDO COMPANY, LIMITED

By:
/s/  Shinzo Maeda
Name: Shinzo Maeda

Title: President & CEO